Exhibit 10.8

August 5, 2020

Matt Liotta

1119 Ponte Vedra Blvd,

Ponte Vedra Beach, FL 32082

Re:	Agreement

Dear Matt,

This letter sets forth the terms of the agreement (this “Agreement”) between you and Agrify Corporation (the “Company”) regarding your resignation from employment with the Company effective August 5, 2020 (the “Separation Date”).

1. Resignation.

(a) You hereby resign from employment with Company as of the Separation Date, and acknowledge that you are no longer an employee, Chief Technology Officer, or other officer of the Company.

(b) You will continue to serve as a member of the Company’s Board of Directors; however, you agree that (i) if the Company becomes a publicly-held company; and (ii) if for any reason a majority of the Board of Directors request you resign from the Board of Directors, you agree to resign from the Board within ten (10) days of the written request.

(c) Within three (3) business days of the Separation Date, the Company will pay you $6,440.88 for unused paid time off (PTO) accrued through the Separation Date. Such payment shall be made by wire transfer to a bank account designated by you. By signing this Agreement, you acknowledge that you have been paid for all other wages earned through the Separation Date.

(d) Within three (3) business days of the Separation Date, the Company will reimburse you $6,647.47 for business expenses incurred through the Separation Date. Such payment shall be made by wire transfer to a bank account designated by you.

2. Resignation Benefits. If you timely sign this Agreement and do not rescind it, the Company will provide you with resignation benefits (the “Resignation Benefits”) in accordance with the following:

(a) The Company will continue to pay you your base salary at the semi-monthly rate of $4,604.17, less applicable withholding and deductions, for a period of six (6) months following the Separation Date (the “Severance Pay”). The Severance Pay shall be paid in accordance with the Company’s regular payroll periods and procedures. The first payment of the Severance Pay shall be made on the first regular Company payroll date following the expiration of the rescission period described below, and shall include any retroactive amounts accrued.

(b) Provided you are eligible for and elect to continue your current coverage under the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) or applicable state law, the Company will pay the premium for such coverage for a period of six (6) months following the Separation Date at the same rate to coverage for active employees.

(c) Vesting of the existing option grants issued to you by the Company prior to June 30, 2020 will continue (and, where so provided, accelerate) in accordance with the vesting schedules set forth in those grants for a period of six (6) months following the Separation Date. In the event the Company offers new or additional vesting-acceleration rights to employee option-holders of the Company during the six (6) months following the Separation Date, such new or additional rights will be offered to you on substantially the same terms.

(d) Within three (3) business days of the Separation Date, the Company will reimburse you in the amount of $25,000.00 for out-of-pocket moving expenses. Such payment shall be made by wire transfer to a bank account designated by you.

(e) The Resignation Benefits are provided in lieu of any other severance benefits to which you may be or claim to be entitled, including, but not limited to, the “Severance Amount” defined in Section 2.2(a) of the Executive Employment Agreement between you and the Company dated June 4, 2019 (the “Employment Agreement”). You acknowledge and agree that the Resignation Benefits are over and above anything owed to you by law, contract, or under the policies of the Company, and that they are being provided to you expressly in exchange for you entering into this Agreement.

(f) Provision of the Resignation Benefits is contingent on your compliance with all of your obligations under the Employment Agreement and this Agreement.

3. General Release.

(a) On behalf of yourself, your agents, assignees, attorneys, heirs, executors and administrators, you agree and do release and forever discharge the Company, its affiliates, parents, subsidiaries, officers, directors, employees, attorneys and agents, individually and in their official capacities (collectively, the “Releasees”) from any and all claims and causes of action, known or unknown, including but not limited to those arising out of or relating to your employment by the Company or your separation from employment. This release includes, but is not limited to, any claims you may have under any federal, state, or local employment laws; any federal, state, or local laws prohibiting discrimination in employment; claims under any federal, state or local leave laws; claims for unpaid salary, wages, commissions, bonuses or other compensation; claims alleging any legal restriction on the Company’s right to terminate its employees; any personal injury claims, including without limitation, wrongful discharge, detrimental reliance, violation of privacy rights, defamation, misrepresentation, tortious interference with business expectancy, emotional distress; or any claims alleging breach of the Employment Agreement or any express or implied contract. This release expressly includes, without limitation, any claims under the Age Discrimination in Employment Act of 1967 (29 USC §§ 621 et seq.) and the Massachusetts Wage Act (MGL ch. 149, §§ 148 & 150). This release does not waive: (i) your right to enforce the terms of this Agreement; (ii) any claims that cannot be released by law, or any future claims that have not arisen as of the date that you signed this Agreement; (iii) any rights you may have under the Company’s employee benefit plans (such rights shall be governed by the terms of those plans and applicable law); or (iv) any rights you may have to indemnification and legal defense as a former employee and officer of the Company, pursuant to applicable law and Company bylaws, policies, and insurance policies.

(b) The Company hereby releases you from any and all claims and causes of action, known or unknown, pertaining to or arising out of or in any way related to your employment, except for claims (i) arising out of any activity by you that constitutes a crime (including fraudulent criminal activity) under any federal or state law, or (ii) arising out of any intentional and material unlawful conduct or fraud (whether civil or criminal) by you not known to or reasonably suspected by the Company as of the date hereof.

4. No Pending Suits. You acknowledge and agree that you have not filed any lawsuit or complaint against the Company or any of the other Releasees in any court of law or administrative agency that is pending as of the date you sign this Agreement. You further agree to waive any right to accept any monetary award obtained on your behalf from any Releasee by any local, state or federal governmental agency for any claim otherwise subject to the release set forth in this Agreement.

5. Employment Agreement. You acknowledge and agree that your post-employment obligations set forth in the Employment Agreement remain in full force and effect, including, but not limited to, those obligations described in the following sections of the Employment Agreement: 2.3 (Exclusive Remedy); 2.4 (Resignation from All Positions), 2.5 (Cooperation), 3 (Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights); and 5 (Non-Disparagement). The Company agrees that its officers and directors will not make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, that criticizes, ridicules, disparages or is otherwise derogatory of you. The Company further agrees that you may engage in the business of creating environmental control boards for the indoor agriculture market, and continue consulting for Living Greens Farm, without violating the Employment Agreement and this Agreement, provided you do not solicit Agrify employees in violation of Section 3.3 of the Employment Agreement for a period of twelve (12) months following the Separation Date. Notwithstanding the foregoing, the Company hereby agrees that, if the Company fails to make any payment or to fulfill any obligation under Paragraph 2 of this Agreement (Resignation Benefits), then, in addition to any other remedies to which you may be entitled, you shall be released from your obligations under Paragraph 3.2 (Non-Competition) of the Employment Agreement.

6. Return of Company Property. By signing this Agreement, you agree to safeguard and maintain as confidential all Company property including, but not limited to, all keys, office equipment, documents, records, client files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies on whatever form) in your possession. You further agree to return all such Company property to the Company upon the cessation of your service as a member of the Company’s Board of Directors. You agree that, following your return of the Company property to the Company, you will retain no copies of confidential documents, and that you will make no attempt to acquire such documents in the future.

7. Non-Admission. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by you or the Company, its affiliates, officers, directors, employees, or agents, of any liability, error, violation or omission.

8. Message to Employees. You will have the opportunity to address the employees of the Company with the Company President, to offer a positive message about this management change and the positive future of the Company. This message will be mutually agreed to, in advance, by you and the President of the Company.

9. Confidentiality. You and the Company agree to maintain the terms of this Agreement as confidential information, subject to disclosure only pursuant to the requirements of the law. You may inform your immediate family and legal and financial advisors of the terms hereof on the basis that they shall similarly maintain the confidentiality of said terms.

10. Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

11. Execution. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. A facsimile or PDF signature shall be deemed an original and valid signature.

12. Miscellaneous.

(a) You agree that this is an individually negotiated agreement, and not part of any continuing arrangement, plan, scheme or program.

(b) This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof. You acknowledge that this Agreement constitutes an articulation of all pay and benefits to which you are entitled, and that you are not entitled to any other payments, benefits or privileges that have not been specifically included in this Agreement.

(c) You acknowledge that before signing this Agreement you were offered a period of at least forty-five (45) days to consider it and to consult with an attorney or other advisor of your choice and you were advised to do so.

(d) This Agreement may not be modified except in writing signed by you and Raymond Chang, President of the Company. This Agreement shall be construed under the laws of the Commonwealth of Massachusetts and shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company. If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, even if not taxable as court costs, incurred in that action or proceeding (including appeals), in addition to any other relief to which such party or parties may be entitled.

(e) Attached to this Agreement is an Appendix containing a list of the job titles and ages of those employees in the decisional unit who have and have not been selected for termination.

(f) You further acknowledge that you have entered into this Agreement knowingly and voluntarily, that you have read and understood this Agreement, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.

(g) You may rescind your acceptance of this Agreement by providing written notice of your decision to rescind to:

Sheryl Elliott

Director, HR & Administration

101 Middlesex Tpke, #6, PMB 326

Burlington, MA 01803

[E-mail]

Your written notice of rescission must be received within seven (7) days of your execution of this Agreement, and this Agreement shall not become effective until this rescission period has expired without your having rescinded the Agreement.

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Should you choose to accept this Agreement, please sign and date below where indicated and return it to me so that I receive it on or before September 18, 2020. Please do not hesitate to contact me if you have questions.

Very truly yours,

/s/ Raymond Chang
Raymond Chang
President

Accepted and Agreed:

/s/ Matt Liotta	Date:	8/5/2020
Matt Liotta

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